AGREEMENT AND PLAN OF REORGANIZATION


                                  May 27, 1986


                  LONE PINE RESOURCES, INC., a Utah Corporation

                                 ACQUISITION OF

                   ESCALATOR, INC., a Pennsylvania Corporation


                               TABLE OF CONTENTS


Recitals ...................................................................................... 3

Agreement ..................................................................................... 3

         1.      Plan of Reorganization ....................................................... 3

         2.      Exchange of Shares ........................................................... 3

         3.      Delivery of Shares ........................................................... 3

         4.      Termination .................................................................. 4

         5.      Representations of Stockholders and Acquiree ................................. 5

         6.      Representations of Acquiring Corporation .....................................11

         7.      Closing Date .................................................................16

         8.      Conditions Precedent to the Obligations of Acquiree and the Stockholders .....16

         9.      Conditions Precedent to the Obligations of Acquiror ..........................19

        10.      Indemnification ..............................................................19

        11.      Nature and Survival of Representations .......................................19

        12.      Documents at Closing .........................................................19

        13.      Additional Covenants .........................................................20

        14.      Miscellaneous ................................................................21

Signature Page ................................................................................22

Exhibit "A" ...................................................................................23

Exhibit "B" ...................................................................................24

Acquiree Schedules

Acquiror Schedules

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------



         This agreement and Plan of Reorganization is entered into this 27th day of May, 1986, by and between Lone Pine Resources, Inc., a Utah corporation, (hereinafter "Acquiror"); Escalator, Inc., a Pennsylvania corporation, (hereinafter "Acquiree") and the persons listed in Exhibit "A" attached hereto and by this reference made a part hereof, the Stockholders of Acquiree, (hereinafter "Stockholders").

                                    RECITALS:

         Stockholders of Acquiree own all of the issued and outstanding, common stock of Acquiree. Acquiror desires to acquire all of the issued and outstanding stock of Acquiree, making Acquiree a wholly-owned subsidiary of Acquiror, and Stockholders desire to make a tax-free exchange solely of their shares in Acquiree for shares of Acquiror's common stock, par value $.00l prior to the recapitalization described herein, to be exchanged as set out herein with said Stockholders.

         NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:


                                    AGREEMENT
                                    ---------


         1. Plan of Reorganization Stockholders of Acquiree are the owners of all the issued and outstanding common stock of said Acquiree. It is the intention of the parties hereto that all of the issued and outstanding capital stock of Acquiree shall be acquired by Acquiror in exchange solely for Acquiror voting stock. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(l)(B) of the Internal Revenue Code of 1954, as amended, and related sections thereunder.

         2. Exchange of Shares. Acquiror and Stockholders agree that all of the issued and outstanding shares of capital stock of Acquiree, consisting of 8,365,716 shares of common stock, shall be exchanged with Acquiror for an aggregate of 16,731,432 shares of restricted common stock of Acquiror. The Acquiror shares will, on the Closing Date, as hereafter defined, be delivered to the Stockholders in exchange for their shares in Acquiree. Stockholders represent and warrant that they will hold such shares of common stock of Acquiror for investment purposes and not for further public distribution and agree that the shares shall be appropriately restricted. No fractional shares of Acquiror stock shall be issued In connection with the transaction, and any fractional shares will be rounded up or down as is appropriate.

         3. Delivery of Shares. On or before the Closing Date, Stockholders will deliver certificates representing all of the shares of Acquiree duly endorsed so as to make Acquiror the sole holder thereof, free and clear of all claims and encumbrances; and on such Closing Date, delivery of the Acquiror shares, which will be appropriately restricted as to transfer, will be made to the Stockholders as set forth herein. The transaction contemplated herein shall not close unless 100% of the outstanding shares of Acquiree are delivered at Closing and Stockholders of Acquiree owning such shares execute this Agreement. A list of the shares of Acquiree, the owner thereof, and shares of Acquiror to be received by said Stockholders is attached hereto as Exhibit "A" and by this reference is incorporated herein.

         4. Termination.

         A. This agreement may be terminated by action of the Board of Directors of Acquiror or by the Stockholders of Acquiree at any time prior to the Closing Date if,

                  1. There shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such Board of Directors made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

                  2. The Closing shall not have occurred prior to May 31, 1986 or such later date as shall have been approved by parties hereto, other than for reasons set forth in paragraph B or C below.

         In the event of termination pursuant to this Section 4(h), no obligation, right or liability shall arise hereunder and each party shall bear all of the expenses incurred by them in connection with the negotiation, drafting and execution of this Agreement and the consummation of the transactions herein contemplated.

         B. This agreement may be terminated at any time prior to the Closing Date by action of Acquiror if:

                  1. Acquiree or the Stockholders shall fail to comply in any material respect with any of its or their covenants or agreements contained in or shall fail to satisfy any condition precedent identified in Section 9 of this Agreement or if any of the representations or warranties of Acquiree or the Stockholders contained herein shall be inaccurate in any material respect; or

                  2. There shall have been any material change after January 31, 1986 in the assets, properties, business or financial condition of Acquiree taken as a whole which could have a materially adverse effect on the value of the business of
Acquiree taken as a whole except any changes disclosed In any exhibits attached.

         If this agreement is terminated pursuant to this Section 4(B), this Agreement shall be of no further force or effect, no obligation, right or liability shall arise hereunder, and Acquiree shall bear its own costs as well as the legal, accounting, printing and other costs incurred by Acquiror in connection with the negotiation, preparation and execution of this Agreement and the transactions herein contemplated.

         C. This Agreement may be terminated at any time prior to the Closing Date by action of the Stockholders of Acquiree if:

                  1. Acquiror shall fail to comply in any material respect with any of their covenants or agreements contained in or shall fail to satisfy any condition precedent identified in Section 8 of this Agreement or if any of the representations or warranties of Acquiror contained herein shall be inaccurate in any material respect; or

                  2. There shall have been any material change after January 31, 1986 in the assets, properties, business or financial condition of Acquiror as a whole which could have a materially adverse effect on the value of the business of Acquiror taken as a whole, except any changes disclosed in any Exhibit hereto.

         If this Agreement is terminated pursuant to this Section 4(C), this Agreement shall be of no further force or effect, no obligation, right or liability shall arise hereunder, and Acquiror shall bear their own costs as well as the legal, accounting, printing and other costs incurred by Acquiree and the Stockholders in connection with negotiation, preparation and execution of this Agreement and the transactions herein contemplated.

         5. Representations and Warranties of Stockholders and Acquiree. The Stockholders to the best of their information and belief, and Acquiree, hereby represent and warrant that, with respect to their shares and as to the Acquiree, and its subsidiaries, effective this date and the Closing Date, the representations listed below are true and correct.

         A. Shareholders of Acquiree. The listed Stockholders on Exhibit "A" are the sole owners of all of the issued and outstanding share of the capital stock of Acquiree; such shares are free from claims, liens, or other encumbrances; and Stockholders have the unqualified right to transfer and dispose of such shares subject to the laws of bankruptcy, insolvency and general creditors' rights.

         B. Financial Statements. The pro forma combined financial statements of Acquiree, subsidiaries of Acquiree and affiliated partnerships, as of and for the eleven months ended January 3i,

1986, which have been delivered to Acquiror ("Acquiree Financial Statements") are complete, accurate and fairly present the financial condition of Acquiree and its subsidiaries as of the date thereof and the results of its operations for the periods covered, subject to the assumptions and pro forma adjustments reflected in such statements. There are no liabilities, either fixed or contingent, not reflected in such financial statements other than contracts or obligations in .the ordinary and usual course of business, constituting liens or other liabilities which, if disclosed, would alter substantially the financial condition of Acquiree and subsidiaries as reflected in such Financial Statements.

                  1. Included in the Acquiree Schedules are true and correct copies of any federal income tax return of Acquiree and subsidiaries filed for the most recent fiscal year. No such federal income tax return has been examined by the Internal Revenue Service. Any such income tax return accurately reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

                  2. The books and records, financial and others, of Acquiree and its subsidiaries are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

         C. Absence of Certain Changes or Events. Except as set forth in this Agreement or the Acquiree Schedules, since January 31, 1986:

                  1. There has not been (a) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Acquiree or its subsidiaries; or (b) any damage, description, or loss to Acquiree or its subsidiaries (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of Acquiree or its subsidiaries;

                  2. Neither Acquiree nor any of its subsidiaries has (a) amended its articles of incorporation or bylaws; (b) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock;
         (c) waived any rights of value which in the aggregate are extraordinary or material considering the business of Acquiree or its subsidiaries;
         (d) made any material change in its method of management, operation, or accounting; (e) entered into any other material transactions not in the ordinary course of business, except as otherwise contemplated by this Agreement; (f) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (g) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (h) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

                  3. Neither Acquiree nor any its subsidiaries has (a) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (c) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the balance sheet included in the Acquiree Financial Statements and current liabilities incurred since that date in the ordinary course of business; (d) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or cancelled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (e) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Acquiree; or (f) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

                  4. To the best knowledge of Acquiree, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Acquiree or its subsidiaries, except to the extent that rules and regulations of general application adopted by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., may be deemed to be within the scope of this Section.

         D. Litigation and Proceedings. Neither Acquiree nor its subsidiaries are not involved in any pending litigation or governmental investigation or proceeding not reflected in such financial statements, or otherwise disclosed in the Acquiree Schedules and, to the best knowledge of Acquiree and Stockholders, no litigation, claims assessments, or governmental investigation or proceeding is threatened against Acquiree or its subsidiaries, its Stockholders or properties except as disclosed in the Acquiree Schedules attached hereto and by this reference made a part hereof.

         E. Organization.

                  1. As of the Closing Date, Acquiree and its subsidiaries will be in good standing in its state of incorporation, and will be in good standing and duly qualified to do business in each state and jurisdiction where required to be so qualified.

                  2. Acquiree and its subsidiaries have complied with all state, federal and local laws in connection with their formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws except where any non-compliance would not materially affect the business or property of the Acquiree or its subsidiaries.

         F. Tax Returns. Acquiree and its subsidiaries have filed all governmental, tax or related returns and reports due or required to be filed and has paid, or made adequate provisions for, all taxes or assessments listed on such returns and reports, and that to date, Acquiree has no notice of any claims for unpaid taxes.

         G. Subsidiaries. Acquiree has two wholly-owned subsidiary corporations, that being Escalator Securities, Inc., and Escalator Investments, Inc.

         H. No Conflict With Other Instruments. The execution of this Agreement will not violate or breach any agreement, contract, or commitment to which Acquiree, its subsidiaries, or Stockholders are a party and has been duly authorized by all appropriate and necessary action.

         I. Capitalization. The authorized capitalization of Acquiree is as set forth in the January 31, 1986, financial statements of Acquiree. The authorized capital stock of Acquiree consists of 30,000,000 shares of Common Stock having $.OOl par value, of which 8,365,716 shares have been validly issued and are now outstanding. There are no outstanding convertible securities, warrants, options or commitments of any nature which may cause authorized but unissued shares to be issued to any person, except as disclosed in the Acquiree Schedules. All issued and outstanding shares are legally issued, fully paid and non-assessable and are not issued in violation of the pre-emptive or other right of any person.

         J. Restricted Shares to be Issued. The Stockholders understand and are aware that the issuance of Acquiror's shares hereunder is being made without registration under the Securities Act of 1933, as amended (the "Act") or any state Securities laws and that the shares so issued may not be sold or transferred without registration under the Act or unless an exemption from such registration is available. The Stockholders understand that the investment in the Shares of Acquiror is speculative and may remain so for an indefinite period and acknowledge that the Stockholders are able to bear the economic risk of their investment in the shares of Acquiror.

         K. Title and Related Matters. Acquiree and its subsidiaries have good and marketable title to all of their properties, inventory, interests in properties, and other assets, real and personal, which are reflected in the Acquiree balance sheets as of January 31, 1986, or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances except (i) statutory liens or claims not yet delinquent; (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and
(iii) as described in the Acquiree Schedules. Acquiree owns, free and clear of any liens, claims, encumbrances, or other restrictions or limitations of any nature whatsoever or has the unrestricted right to use, any and all procedures, techniques, business plans, methods of management, or other information utilized in the conduct of Acquiree's business or operations, whether or not the value thereof is reflected in the most recent balance sheet included in the Acquiree Schedules. The plants, structures, and equipment of Acquiree that are necessary or used in the operations of the business of Acquiree are in good operating condition and repair.

         L. Contracts.

                  1. Except as included or described in the Acquiree Schedules, there are no material contracts, agreements, franchises, license agreements, or other commitments to which Acquiree or its subsidiaries are a part or by which they or any of their assets are bound;

                  2. All contracts, agreements, franchises, license agreements, and other commitments to which Acquiree or its subsidiaries are a party or by which their assets are bound and which are material to the operations of Acquiree or subsidiaries taken as a whole are valid and enforceable by Acquiree or subsidiaries in all respects;

                  3. Neither Acquiree nor any of its subsidiaries is a party to or bound by, and the assets of Acquiree or its subsidiaries are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Acquiree can now foresee), materially and adversely affect, the business, operations, properties, assets, or condition of Acquiree or its subsidiaries; and

                  4. Except as included or described in the Acquiree Schedules or reflected in the Acquiree Financial Statements, neither Acquiree nor any of its subsidiaries is a party to any oral or written (a) contract for the employment of any officer or employee which is not terminable on 30 days (or less) notice; (b) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (c) agreement, contract, or indenture relating to the borrowing of money; (d) guaranty of any obligation, other than one on which Acquiree or any subsidiary of Acquiree is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed $1,000; (e) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $1,000 in the aggregate; (f) collective bargaining agreement, (g) agreement with any present or former officer or director of Acquiree; or (h) contract, agreement, or other commitment involving payments by it of more than $1,000 in the aggregate.

         M. Material Contract Defaults. Except as set forth in the Acquiree Schedules, neither Acquiree not its subsidiaries are in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Acquiree, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Acquiree has not taken adequate steps to prevent such a default from occurring.

         N. Compliance with Laws and Regulations. Acquiree and its subsidiaries have complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, and with all applicable rules of the National Association of Securities Dealers, Inc., except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Acquiree or its subsidiaries or except to the extent that noncompliance would not result in the incurrence of any material liability for Acquiree or its subsidiaries.

         0. Acquiree Schedules. Acquiree has delivered to Acquiror the following schedules, which are collectively referred to as the "Acquiree Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of such date, all certified by the chief executive officer of Acquiree and by Howard A. Scala, Laurie C. Scala, and Lillian F. Chafetz, as complete, true, and correct:

                  1. a schedule containing complete and correct copies of the articles of incorporation and bylaws of Acquiree and its subsidiaries in effect as of the date of this Agreement;

                  2. a schedule including the financial statements of Acquiree identified in paragraph 5(B);

                  3. a schedule containing a description of all real property owned or leased by Acquiree or its subsidiaries, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

                  4. a schedule describing all contracts, agreements, including oral agreements, to which Acquiree or its subsidiaries are parties or by which they or their assets are bound, but excluding (a) any contract, agreement or instrument identified in any other Acquiree Schedule, and (b) any contract or agreement entered into in the ordinary course of business.

                  5. a schedule describing all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which Acquiree or its subsidiaries carry on or propose to carry on their business (except those which, in the aggregate, are immaterial to the present or proposed business of Acquiree or its subsidiaries);

                  6. a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Acquiree since January 31, 1986;

                  7. a schedule containing copies of all federal, state, and local income and other tax returns filed by Acquiree for the last three full fiscal years; and

                  8. a schedule containing a list of all litigation or pending or threatened litigation or proceeding.

                  9. a schedule containing any other information required or permitted to be set forth in the Acquiree Schedules pursuant to any other section of this Agreement.

         P. Information. The information concerning Acquiree and its subsidiaries set forth in this Agreement and in the Acquiree Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made not misleading.

                  6. Representations and Warranties of Acquiror. Acquiror hereby represent and warrants that effective this date and the Closing Date, the following representations are true and correct:

                  A. Issuance of Shares. As of the Closing Date, the Acquiror shares to be delivered to the Stockholders will constitute valid and legally issued shares of Acquiror, fully-paid and nonassessable, and will be legally equivalent in all respects to the common stock of Acquiror issued and outstanding as of the date thereof.

                  B. Authorization. The officers of Acquiror are duly authorized to execute this Agreement and have taken all action required by law and agreements, charters, bylaws, etc., to properly and legally execute this Agreement.

                  C. Financial Statements. Acquiror has delivered to Acquiree a current audited financial statement dated as of January 31, 1986 and at closing shall deliver all of its financial records, which shall be true, complete and accurate; there are and shall be no substantial liabilities, either fixed or contingent, not reflected in such financial statements and records. Said financial statement does fairly and accurately reflect the financial condition of the Acquiror as of the date hereof and the results of operations for the period reflected therein. Such statements have been prepared in accordance with generally accepted accounting principles, consistently applied, except as otherwise stated herein.

                  D. Absence of Certain Changes or Events. Except as set forth in this Agreement or the Acquiror Schedules, since January 31, 1986:

                          1. there has not been (a) any material adverse change
                  in the business, operations, properties, assets, or condition of Acquiror (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of Acquiror, or (b) any damage, destruction or loss to Acquiror, in either case;

                          2. Acquiror has not (a) amended its articles of
                  incorporation or bylaws; (b) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (c) waived any rights or value which in the aggregate are extraordinary or material considering the business of Acquiror; (d) made any material change in its method of management, operation, or accounting; (e) entered into any other material transactions, except as otherwise contemplated by this Agreement; (f) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (g) paid or become obligated to pay any officer director, employeeS, agent or independent contractor, exclu4ing attorney fees incurred in connection with this Agreement and proposed acquisition not exceeding $2,500, any compensation which, in the aggregate for all such persons, exceed $1,000; or (h) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

                  3. Acquiror has not (a) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (c) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the Acquiror balance sheet as of December 31, 1985, and current liabilities incurred since that date in the ordinary course of business; (d) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights, or cancelled, or agreed to cancel, any debts or claims; (e) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Acquiror; or (f) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

                  4. To the best knowledge of Acquiror, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Acquiror.

         E. Litigation and Proceedings. Acquiror is not involved in any pending litigation, claims or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in the Acquiror Schedules and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of management, threatened or contemplated against Acquiror, its management or properties.

         F. Organization. As of the closing Date and the date hereof Acquiror is duly organized, validly existing and in good standing under the laws of the State of Utah; it has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required.

         G. Tax Returns. Acquiror has filed all federal, state, county and local income, excise, property, and other tax returns, forms, or reports, which are due or required to be filed by it prior to the date hereof and has paid or made adequate provisions for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received.

         H. Contracts.

                  1. Except as included or referred to in the Acquiror Schedules, there are no contracts, agreements, franchises, license agreements, or other commitments to which Acquiror is a party or by which it or any of its properties are bound;

                  2. All contracts, agreements, franchises, license agreements, and other commitments to which Acquiror is a party or by which it or its properties are bound, and which are material to the operations of Acquiror, are valid and enforceable by Acquiror in all respects;

                  3. Acquiror is not a party to any contract, agreement, commitment, or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Acquiror can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Acquiror; and

                  4. Acquiror has no profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit, or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended.

         I. Material Contract Defaults. Acquiror has not materially breached, nor has it any knowledge of any pending or threatened claims or any legal basis for a claim that Acquiror has materially breached, any of the terms of conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which Acquiror is subject.

         J. Capitalization. The capitalization of Acquiror as of the date hereof, comprises authorized common stock of 50,000,000 shares, $.001 par value, of which 3,665,000 shares are presently Issued and outstanding. Prior to Closing, Acquiror shall seek shareholder approval to effectuate a 1 for 2 reverse stock split, and an increase in the par value of its common stock to $.002 per share. The 1 for 2 reverse stock split and change of par value of Acquiror's common stock will be effected in connection with a merger of Acquiror into Escalator, Inc., a Delaware corporation, and the wholly-owned subsidiary of Acquiror. All outstanding shares have been duly authorized, validly issued, and fully-paid and there are no outstanding or presently authorized securities, warrants, options or related commitments of any nature not reflected in the current financial statements of Acquiror. All of the outstanding shares are non assessable and free of cumulative voting or pre-emptive rights. There are no outstanding convertible securities, warrants, options or commitments of any nature which may cause authorized but unissued shares to be issued to any person.

         K. Subsidiaries. Acquiror has no subsidiary corporation.

         L. Corporate Records. The corporate financial records, minute books, and other documents and records of Acquiror are to be available to present management of Acquiree prior to the Closing Date and turned over to new management in their entirety at closing or as soon thereafter as practicable.

         M. Independent Accountant. The Acquiror's Certified Public Accountant whose report is referred to herein, is an independent accounting firm.

         N. Securities Laws. Acquiror is a public company and represents that it has no existing or threatened liabilities, claims lawsuits, or basis for the same with respect to its original stock issuance to its founders, its public offering or any dealings with its Stockholders, the public, brokers, the Securities and Exchange Commission, state agencies or other persons.

         0. Title and Related Matters. Acquiror has good and marketable title to all of its properties, interests in properties, and other assets, real and personal, which are reflected in the latest balance sheet or which were acquired after that date (except for properties ,interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances except
(1) statutory liens or claims not yet delinquent; (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (iii) as described in the Acquiror Schedules.

         P. Compliance With Laws and Regulations. Acquiror has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Acquiror or except to the extent that noncompliance would not result in the incurrence of any material liability.

         Q. Acguiror Schedules. Acquiror has delivered to Acquiree the following schedules, which are collectively referred to as the "Acquiror Schedules", which are dated the date of this Agreement, all certified by an officer of Acquiror and the Officers of Acquiror to be complete, true, and accurate:

                  1. a schedule containing complete and accurate copies of the articles of incorporation and bylaws of Acquiror as in effect as of the date of this Agreement;

                  2. a schedule containing copies of all financial statements;

                  3. a schedule containing copies of the Acquiror income tax returns referred to above;

                  4. a schedule setting forth a description, location, and amount of all cash, certificates of deposit, money market certificates, similar cash items of Acquiror as of the date hereof, and any other assets;

                  5. a schedule containing the Acquiror's prospectus dated November 28, 1983;

                  6. a schedule containing a copy of the Acquiror current corporate information package filed with the Securities Division pursuant to Rule 14.2m, dated April 10, 1986;

         R. Information. The information concerning Acquiror set forth in this Agreement and the Acquiror Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

         7. Closing Date. The Closing Date herein referred to shall be upon such date as the parties hereto may mutually agree upon but is expected to be on or about May 9, 1986, but not later than May 31, 1986. At the Closing the Stockholders will be deeme6 to have accepted delivery of the certificate of stock to be issued in their name, and in connection therewith will make delivery of its stock in Acquiree to Acquiror. Certain opinions, exhibits, etc. may be delivered subsequent to the closing date upon the mutual agreement of the parties hereto.

         8. Conditions Precedent to the Obligations of Acquiree and the Stockholders. All obligations of Acquiree and Stockholders under this Agreement are subject to the fulfillment by Acquiror, prior to or as of the Closing Date, of each of the following conditions:

         A. The representations and warranties by or on behalf of Acquiror contained in this Agreement or in any certificate or documents delivered to Acquiree pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

         B. Acquiror shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing on the Closing Date.

         C. The election or appointment of Howard A. Scala, Laurie
C. Scala, and Lillian F. Chafetz to the Board of Directors of Acquiror and the resignation of the existing officers and directors of Acquiror and the transfer of the office of Registered Agent to such party as is designated by Acquiree.

         D. Shareholders of Acquiror approving at a lawfully convened stockholders' meeting: (1) this Agreement and Acquiror's performance hereof;
(2) the change of Acquiror's name to Escalator, Inc.; (3) the merger of Acquiror into Escalator, Inc., a Delaware corporation that is a wholly-owned subsidiary of Acquiror, solely for the purpose of effecting a change of domicile of Acquiror to the State of Delaware; and (4) a recapitalization of Acquiror effecting a one for two reverse split of Acquiror's outstanding shares of common stock and an increase in the par value of Acquiror's common stock from $.00l to $.002 per share.

         B. All instruments and documents delivered to Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Stockholders.

         F. Acquiror shall have delivered to Stockholders and Acquiree an opinion of its counsel dated the Closing Date to the effect that:

                  1. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah;

                  2. Acquiror has the corporate power to carry on its business as now being conducted, and is duly qualified to do business in any jurisdiction where so required where the non-qualification to do business in any jurisdiction would not materially adversely affect the business and properties of Acquiror;

                  3. This Agreement has been duly authorized, executed and delivered by Acquiror and is a valid and binding obligation of Acquiror enforceable in accordance with its terms subject to the laws of bankruptcy, insolvency, general creditors rights and equitable principles.

                  4. The shares to be issued to Stockholders hereunder will, when issued, be duly and validly issued, fully-paid and non assessable.

                  5. Except as referred to herein such counsel knows of (a) no actions suit or other legal proceedin9s or investigations pending or threatened against or relating to or materially adversely affecting Acquiror; and (b) no unsatisfied judgments against Acquiror.

                  6. Counsel has no reason to doubt the accuracy or completeness of any representation or warranty made by the Acquiror herein, however, Counsel has made no independent verification of such representations and warranties.

                  7. Escalator, Inc., a Delaware corporation, has been duly organized and is validly existing in good standing under the laws of the State of Delaware, and all of the issued and outstanding capital stock of such corporation is owned by Acquiror, free and clear of all claims, liens and encumbrances.

         9. Conditions Precedent to the Obligations of Ac9uiror. All obligations of Acquiror under this Agreement are subject to the fulfillment, by Acquiree and Stockholders, prior to or at the Closing on the Closing Date, of each of the following conditions:

         A. The representations and warranties by Acquiree and Stockholders contained in this Agreement or in any certificate or document delivered to Acquiror pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

         B. Acquiree and Stockholders shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; including the delivery of all of the outstanding stock of Acquiree.

         C. Stockholders shall deliver to Acquiror a letter commonly known as an "investment letter" in the form attached as Exhibit "B" hereto, agreeing that the shares of stock in Acquiror are being acquired for investment purposes, and not with a view to public resale.

         D. Stockholders hereby state that the materials, including current financial statements, prepared and delivered by Acquiror to Stockholders, has been read and understood by Stockholders, that they are familiar with the business of Acquiror, that they are acquiring the Acquiror shares under Section 4(2), commonly known as the private offering exemption of the Securities Act of 1933, that the shares are restricted and may not be resold, except in reliance of an exemption under the Act.

         E. Acquiree shall have delivered to Acquiror an opinion of counsel dated the Closing Date to the effect that:

                  1. Acquiree and its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and are duly qualified to do business in any jurisdiction where so required.

                  2. Acquiree and its subsidiaries have the corporate power to carry on their business as now being conducted and are duly qualified to do business in any jurisdiction where so required where the non-qualification to do business in any jurisdiction would not materially adversely affect their business.

                  3. This Agreement has been duly authorized, executed and delivered by Acquiree and Stockholders, is a valid and binding obligation of Acquiree and Stockholders and is enforceable in accordance with its terms subject to the laws of bankruptcy, insolvency, general creditors rights and equitable principals.

                  4. Except as referred to herein such counsel knows of
         (a) no actions, suit or other legal proceedings or investigations pending or threatened against or relating to or materially adversely affecting Acquiree; and (b) no unsatisfied judgments against Acquiree.

                  5. Counsel has no reason to doubt the accuracy or completeness of any representation or warranty made by Acquiree or Stockholders herein, however, Counsel has made no independent investigation in connection with such representations or warranties.

         10. Indemnification. Within the period provided in paragraph 11 herein and in accordance with the terms of that paragraph, each party to this Agreement, shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting form any misrepresentations, breach of covenant or warranty or nonfulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability of claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same.

      11. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

        12. Documents at Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

         A. Stockholders and Acquiree will deliver, or cause to be delivered, the following, to Acquiror:

                  1. stock certificates for the stock of Acquiree being tendered hereunder, duly endorsed and guaranteed in blank;

                  2. all corporate records of Acquiree, including without limitation corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing), stock books, stock transfer books, corporate seals, and other such corporate books and records as may reasonably be requested for review by Acquiror and its counsel;

                  3. the opinion of counsel for Acquiree as set forth herein;

                  4. a certificate executed by Howard A. Scala, Laurie
         C. Scala and Lillian F. Chafetz, individually, and as officers and directors of Acquiree, to the effect that all representations and warranties made by Acquiree under this Agreement are true and correct as of the Closing, the same as though originally given to Acquiror on said date;

                  5. a certificate from the Secretary of State of its incorporation dated at or about the date of the Closing to the effect that Acquiree is in good standing under the laws of said State;

                  6. an investment letter in the form attached as Exhibit "B" hereto, from each of the Stockholders representing that such Stockholder are acquiring shares of Acquiror for investment purposes only and not with a view to further distribution;

                  7. such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provision of this Agreement or which may be reasonably requested in furtherance of the provision of this Agreement;

         B. Acquiror will deliver or cause to be delivered, the following, to Stockholders and Acquiree:

                  1. stock certificates for Common Stock to be issued as a part of the exchange as listed on Exhibit "A";

                  2. a certificate of the President and Secretary of Acquiror to the effect that all representations and warranties of Acquiror made under this Agreement are reaffirmed on the Closing Date, the same as though originally given to Stockholders on said date;

                  3. the opinion of Acquiror's counsel set forth herein;

                  4. certified copies of resolutions by Acquiror's Board of Directors and Stockholders authorizing this transaction and the transactions described in Section 8(D) hereof;

                  5. a certificate from the Secretary of State of Utah dated at or about the date of Closing that Acquiror is in good standing under the laws of said State:

                  6. such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

      13. Additional Covenants. Between the date hereof and the Closing Date, except with the prior written consent of the other party:

         A. Acquiror and Acquiree shall conduct their business only in the usual and ordinary course and the character of such business shall not be changed nor any different business be undertaken.

         B. No change shall be made in the Articles of Incorporation or Bylaws of Acquiror or Acquiree.

         C. No change shall be made in the authorized or issued shares of Acquiror or Acquiree.

         D. Neither Acquiror. nor Acquiree shall discharge or satisfy any lien or encumbrance or obligation or liability, other than current liabilities shown on the financial statements heretofore delivered and current liabilities incurred since that date in the ordinary course of business.

         E. Neither Acquiror nor Acquiree shall make any payment or distribution to its shareholders or purchase or redeem any shares or capital stock.

         F. Neither Acquiror nor Acquiree shall mortgage, pledge or subject to lien or encumbrance any of its assets, tangible or intangible.

         G. Neither Acquiror nor Acquiree shall cancel any debts or claims or waive any rights.

         H. Present management of Acquiror agree that after the closing, they will continue to furnish the Company and its new management with such additional documentation and information regarding Acquiror as is reasonably requested.

         14.Miscellaneous

         A. Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         B. Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         C. Brokers. Neither party has employed any brokers or finders with regard to this Agreement unless otherwise described in writing to aL1 parties hereto.

         D. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

         E. Headings. The section and subsection heading in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         F. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         G. Governing Law. This Agreement was negotiated and is being contracted for in the State of Utah, and shall be governed by the laws of the State of Utah, and the securities being issued herein are being issued and delivered in the State of Utah in accordance with isolated transaction and nonpublic offering exemption.

         U. Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

         I. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants or conditions, express or implied, other than as set forth herein, have been made by any party.

         J. Time. Time is of the essence.

         K. Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

         L. Attorney's Fees and Costs. In the event any party hereto has to resort to legal action to enforce any of the terms hereof, such party shall be entitled to collect attorneys fees and other costs from the party in default.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ATTEST:                                      LONE PINE RESOURCES, INC.
                                             a Utah corporation


By: /s/ illegible                            By: /s/ illegible
   ------------------------                     ----------------------------
   Secretary                                    President



ATTEST:                                      ESCALATOR, INC.
                                             a Pennsylvania Corporation


By: /s/ Lillian F. Chafetz                   By: /s/ Laurie C. Scala
   ------------------------                     ----------------------------
   Secretary                                    President





                                             STOCKHOLDERS: (Exhibit "B")

SECOND PAGE OF SIGNATURES - STOCKHOLDERS
----------------------------------------


/s/ Howard A. Scala
-------------------------------
    Howard A. Scala

/s/ Laurie C. Scala
-------------------------------
    Laurie C. Scala

/s/ Luther V. Rhodes III       *
-------------------------------
    Luther V. Rhodes III

/s/ Fay Elfand                 *
-------------------------------
    Fay Elfand

/s/ Charles A. Porrini, DDS    *
-------------------------------
    Charles A. Porrini, DDS

/s/ Joanne F. Mardorno         *
-------------------------------
    Joanne F. Mardorno

/s/ Sinclaire M. Scala         *
-------------------------------
    Sinclaire M. Scala

/s/ Edward L. White            *
-------------------------------
    Edward L. White

/s/ E. David Hochberg          *
-------------------------------
    E. David Hochberg

/s/ William D. Diem, Jr        *
-------------------------------
    William D. Diem, Jr.

/s/ Hangley Connolly Epstein
    Chicco Foxman & Ewing      *
-------------------------------
    Hangley Connolly Epstein
    Chicco Foxman & Ewing

/s/ Howard A. Scala
-------------------------------
* By Howard A. Scala, agent and attorney-in-fact for the shareholder named.

                                   EXHIBIT "A"
                   TO THE AGREEMENT AND PLAN OF REORGANIZATION
                             Dated May 27, 1986



                                                                                          Lone Pine
                                                                      Escalator           Resources
       Name                                                             Shares             Shares
       ----                                                             ------             ------
Howard A. Scala                                                       3,541,700             7,083,400

Laurie C. Scala                                                       3,541,700             7,083,400

Luther V. Rhodes, III.                                                  750,000             1,500,000

Fay Elfand                                                              150,000               300,000

Charles A. Porrini                                                       50,000               100,000

Joanne F. Madorno                                                        50,000               100,000

Sinclaire M. Scala                                                       50,000               100,000

Edward L. White                                                          50,000               100,000

E. David Hochberg                                                       100,000               200,000

William D. Diem, Jr.                                                     50,000               100,000

Hangley, Connolly, Epstein Chicco, Foxman & Ewing
Escalator                                                                32,316                64,632
                                                                      ---------           -----------
                    TOTAL                                             8,365,716            16,731,432
